Exhibit 99.1

Unique Fabricating Acquires Great Lakes Foam Technologies, Inc.
Accretive and Highly Synergistic Acquisition Facilitates Expansion of Unique Fabricating’s Market Opportunities
Auburn Hills, MI - September 1, 2015 -- Unique Fabricating, Inc. ("Unique” or the "Company”) (NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced it has acquired the business and substantially all of the assets of Great Lakes Foam Technologies, Inc. (“Great Lakes”), a Michigan based manufacturer of molded polyurethane components. Great Lakes manufactures components for applications in a wide range of end-markets including the automotive, off-road vehicle, industrial equipment, medical and office equipment industries.

“This strategic, highly synergistic and accretive acquisition will broaden our solutions offering and expand our reach into new markets, helping to diversify our revenues and bolster our free cash flow,” commented John Weinhardt, Unique’s Chief Executive Officer. “Great Lakes’ historical growth rate and margin profile is similar to ours, providing a compelling base to augment our financial performance. We are confident we can leverage our sales force and existing customer base to unlock a number of synergies that will accelerate our growth. In the first 12 months, we expect the acquired business and assets to generate revenues of approximately $12 million and be accretive to our earnings.”

Great Lakes generated approximately $10.0 million in revenues for the 12 month period ending December 31, 2014, with net income of approximately $1.2 million (assuming a federal tax rate of 34% and a state tax rate of 3%) and EBITDA of approximately $1.3 million.

Mr. Weinhardt added “This combination further accelerates our efforts to increase sales to existing customers while also opening doors to new customers and new end-markets. The addition of molded polyurethane components is a natural extension to our product line and we have identified a number of cross-selling opportunities within our combined customer base.”

In consideration for the acquisition, Unique paid $12 million in cash at closing, with a portion being held in escrow to fund the obligations of Great Lakes and its stockholders to indemnify Unique against certain claims, losses, and liabilities. The cash purchase price is subject to adjustment based upon Great Lakes working capital at closing. In addition to the cash purchase price, Unique agreed to assume certain, specified liabilities. The transaction was funded under the Company’s existing $19.5 million revolving line of credit. The line of credit bears interest at the 30 day LIBOR plus a margin that ranges from 2.75 to 3.25. As of the end of July 2015, the annual effective interest rate was 3.1905%.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding and fusion molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

About Great Lakes Foam Technologies, Inc.
Great Lakes Foam Technologies, Inc. engages in custom foam technology and Reaction Injection Molding (RIM). Great Lakes was founded in 1995 and is managed and operated with the culmination of over 65 years of experience in the manufacture of molded components from polyurethane. Great Lakes manufactures components for many applications in: automotive, off-road vehicles, industrial equipment, office furniture, agricultural, lawn and garden, marine and military solutions.

Safe Harbor Statement
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2015 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about Unique’s revenue and earnings and the performance of the business and assets acquired from Great Lakes. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Prospectus, dated June 30, 2015 filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors” of the Prospectus, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made as of the date of this press release, and Unique does not intend to update this information, unless required by law.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com

Source: Unique Fabricating, Inc.